Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-168919 on Form S-1 of our report dated April 7, 2010 (August 18, 2010 as to the effect of the retrospective adjustment of reportable segments described in Notes 3 and 33) relating to the consolidated financial statements of General Motors Company as of December 31, 2009 (Successor) and for the period July 10, 2009 through December 31, 2009 (Successor), and of General Motors Corporation as of December 31, 2008 (Predecessor), the period January 1, 2009 through July 9, 2009 (Predecessor) and each of the two years in the period ended December 31, 2008 (Predecessor) (Successor and Predecessor collectively, the Company) (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to: (a) the Successor’s acquisition of substantially all of the assets and assumption of certain of the liabilities of the Predecessor in accordance with the Amended and Restated Master Sale and Purchase Agreement pursuant to Section 363(b) of the Bankruptcy Code and the Bankruptcy Court sale order dated July 5, 2009 and the resulting application of fresh-start reporting, which resulted in a lack of comparability between the financial statements of the Successor and the Predecessor; (b) the Predecessor’s adoption of new or revised accounting standards and (c) a retrospective change in the Successor’s reportable segments) and of our report dated April 7, 2010 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of General Motors Company’s internal control over financial reporting because of a material weakness), such audit reports appearing in each respective prospectus, which are part of this registration statement.

We also consent to the reference to us under the heading “Experts” in each respective prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company listed in Item 16(b) of this registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

September 23, 2010